EXHIBIT 21.1
JDA Software Group, Inc.
List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Doing Business as

JDA Software Group, Inc.	Delaware	Parent Company

JDA Software, Inc.	Arizona	JDA Software, Inc.

JDA Worldwide, Inc.	Arizona	JDA Worldwide, Inc.
JDA Worldwide, Inc. — UK Branch

JDA Software Australia Pty Ltd	Australia	JDA Software Australia Pty Ltd

E3 Australia Pty Ltd	Australia	Being merged into JDA Software Australia Pty Ltd

JDA Arthur Software Bermuda, Ltd.	Bermuda	Dormant

JDA Software Brasil Ltda.	Brazil	JDA Software Brasil Ltda.

JDA Software Canada Ltd.	Canada	JDA Software Canada Ltd.

JDA Chile S.A.	Chile	JDA Chile S.A.

JDA Software Danmark ApS	Denmark	JDA Software Danmark ApS

JDA International Limited	United Kingdom	JDA International Limited
JDA International Limited — Dubai Branch

JDA Software France SA	France	JDA Software France SA

JDA Software GmbH	Germany	JDA Software GmbH

JDA Software Hong Kong Limited	Hong Kong	JDA Software Hong Kong Limited

JDA Software Italy S.r.L.	Italy	JDA Software Italy S.r.L.

JDA Software Japan Ltd.	Japan	JDA Software Japan Ltd.

JDA Software Malaysia Sdn. Bhd.	Malaysia	JDA Software Malaysia Sdn. Bhd.

JDA Software de Mexico, S.A. de C.V.	Mexico	JDA Software de Mexico, S.A. de C.V.

JDA Servicios Profesionales, S.A. de C.V.	Mexico	JDA Servicios Profesionales, S.A. de C.V.

JDA Software Benelux B.V.	Netherlands	JDA Software Benelux B.V.

JDA Software Norway AS	Norway	JDA Software Norway AS

JDA Asia Pte. Ltd.	Singapore	JDA Asia Pte. Ltd.
JDA Asia Pte. Ltd. - Shanghai Representative Office

JDA Software South Africa (Proprietary) Limited	South Africa	Dormant

JDA Incorporated Software Solutions, S.A.	Spain	JDA Incorporated Software Solutions, S.A.

JDA Software Nordic AB	Sweden	JDA Software Nordic AB